UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 6, 2007

CYTOGEN CORPORATION
________________________________________
(Exact Name of Registrant as Specified in Charter)

Delaware	000-14879	22-2322400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 College Road East, CN 5308, Suite 3100, Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 750-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors;
Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2007, Cytogen Corporation (the “Company”) announced that the Board of Directors (the “Board”) of the Company accepted the resignation of Michael D. Becker, President, Chief Executive Officer and director of the Company, from his executive officer and director positions with the Company, effective November 9, 2007.  Mr. Becker has resigned to pursue another executive position, but will remain an employee of the Company through November 21, 2007. There is no disagreement between Mr. Becker and the Company on any matter relating to the Company’s operations, policies or practices.  The Company also announced the resignation of William J. Thomas, Senior Vice President and General Counsel, from his executive officer positions, effective November 16, 2007.  Mr. Thomas has resigned to pursue another general counsel position and there is no disagreement between Mr. Thomas and the Company on any matter relating to the Company’s operations, policies or practices.  The two resignations are unrelated.  Messrs. Becker and Thomas are not receiving any severance payments.

A copy of the Company’s press release announcing such resignations is attached hereto as Exhibit 99.1.

On November 11, 2007, the Board appointed Kevin G. Lokay, a current member of the Company’s Board, to replace Mr. Becker and immediately assume the position of President and Chief Executive Officer.  Mr. Lokay has served on the Company’s Board since January 2001 and will remain a member of the Board.  The Company’s Board of Directors will be comprised of its eight current members.  The Board and the Compensation Committee of the Board are currently working with Mr. Lokay to finalize an offer letter containing Mr. Lokay’s compensation package. The Company will file such agreement as an exhibit to a Current Report on Form 8-K or the Company’s next periodic report when the terms become final.

Item 9.01                      Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description
99.1	Press Release of Cytogen Corporation dated November 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOGEN CORPORATION

By:	/s/ Kevin J. Bratton
Kevin J. Bratton
Senior Vice President, Finance and Chief Financial Officer

Dated:      November 13, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Cytogen Corporation dated November 12, 2007